Exhibit 4.2

CAMBRIDGE BANCORP

DESCRIPTION OF SECURITIES REGISTERED UNDER

SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

The following description is a general summary of the terms of Cambridge Bancorp’s common stock. The description below does not purport to be complete and is subject to and qualified in its entirety by reference to our articles of organization and amended and restated by-laws, copies of which are filed as exhibits to this Annual Report on Form 10-K. All references to the “Company,” “we,” “us” and “our” refer to Cambridge Bancorp.

General

Our articles of organization authorize us to issue 10,000,000 shares of common stock, par value $1.00 per share. As of February 29, 2020, there were 5,412,221 shares of common stock issued and outstanding.

Each share of our common stock has the same relative rights and is identical in all respects to each other share of our common stock.

Voting Rights

Holders of our common stock are entitled to one vote per share on each matter properly submitted to shareholders for their vote, including the election of directors. Holders of our common stock do not have the right to cumulate their votes for the election of directors. A plurality of votes cast, in person or represented by proxy, at the annual meeting and entitled to vote is required for the election of directors. Subject to certain limited exceptions, whenever any corporate action is to be taken by a vote of the shareholders, it will be authorized by the affirmative vote of a majority of the votes cast, in person or represented by proxy, at the meeting and entitled to vote thereon.

Liquidation Rights

The holders of our common stock, together with the holders of any class or series of stock entitled to participate with the holders of our common stock in the distribution of assets in the event of any liquidation, dissolution or winding-up of us, whether voluntary or involuntary, will be entitled to participate equally in the distribution of any of our assets remaining after we have paid, or provided for the payment of, all of our debts and liabilities.

Dividends

The holders of our common stock and any class or series of stock entitled to participate with the holders of our common stock are entitled to receive dividends declared by our board of directors out of any assets legally available for distribution. As a holding company, our ability to pay distributions is affected by the ability of our subsidiaries to pay dividends. The ability of our bank subsidiary, and our ability, to pay dividends in the future is, and could in the future be further, influenced by bank regulatory requirements and capital guidelines.

Miscellaneous

The holders of our common stock have no preemptive or conversion rights for any shares that may be issued. Our common stock is not subject to additional calls or assessments, and all shares of our common stock currently outstanding are fully paid and nonassessable. All shares of common stock will, when issued, be fully paid and nonassessable, which means that the full purchase price of the shares will have been paid and the holders of the shares will not be assessed any additional monies for the shares.

Certain Important Charter Provisions

Our amended and restated by-laws provide for the division of our board of directors into three classes of directors, each class as nearly as equal as possible, with each serving staggered terms. Except as otherwise provided in the articles of organization or the amended and restated by-laws, the amended and restated by-laws may be amended, altered or repealed in whole or in part, and new by-laws may be adopted, by a vote of the holders of a majority of the shares of common stock outstanding and entitled to vote. Although the directors may also amend, alter or repeal, in whole or in part, the amended and restated by-laws, any amendment, alteration or repeal of the amended and restated by-laws that affects the voting power of shareholders, other than action with respect to the applicable law regarding control share acquisitions, requires shareholder approval.

Additionally, our amended and restated by-laws provide that certain business combinations require the affirmative vote of (i) a majority of the disinterested directors if, at the time of the vote, distinterested directors constitute at least a majority of the board of directors, or (ii) the holders of at least the sum of (x) 66% of the outstanding shares of common stock that are beneficially owned by persons other than any Substantial Stockholder (as defined in the amended and restated by-laws), plus (y) the number of shares of common stock beneficially owned by such Substantial Stockholders.

Some of the foregoing provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of us.

Since the terms of our articles of organization and amended and restated by-laws may differ from the general information we are providing, you should only rely on the actual provisions of our articles of organization and amended and restated by-laws.

NASDAQ Stock Market Listing

Our common stock is traded on the NASDAQ Stock Market under the symbol “CATC.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC.